Exhibit 10.19

COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (this “Agreement”) is made and entered into this May 13, 2021 (“Agreement Date”), by and between TILT Holdings, Inc. (the “Company”), and Mark Scatterday (the “Executive”). The Company and the Executive are referred to herein collectively as the “Parties.”

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.           The Company and Executive previously entered into that certain Employment Agreement (the “Original Agreement”), dated August 16, 2019 (the “Original Agreement Date”).

B.            The Company and Executive desire to enter into this Agreement, which supersedes the Original Agreement, in connection with Executive’s transition of an employee with the title of Chief Executive Officer to a non-employee with the title of Chairman of the Board.

C.            This Agreement shall be effective as of the Agreement Date, and shall govern the relationship with respect to the matters set forth herein between the Executive and the Company from and after the Agreement Date, and, as of the Agreement Date, supersedes and negates all previous agreements and understandings with respect to the matters set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Separation of Employment and Ongoing Duties. Until May 28, 2021 (the “Commencement Date”), the Executive shall continue to be employed by and serve the Company as its Chief Executive Officer. On the Commencement Date, Executive shall resign his position as Chief Executive Officer but shall remain a non-employee member of the Board of Directors of the Company (the “Board”) and shall retain the title of Chairman of the Board (“Chairman”). As the Chairman, the Executive will (i) have the customary duties and obligations of the Chairman of the Board of a Canadian public company, (ii) make himself available for mutually agreeable special projects, and (iii) have the authority to execute documents on behalf of the Company solely to the extent specifically authorized by the Board or the then Chief Executive Officer of the Company. In all cases, during the Term, Executive shall have such powers, authorities, duties and obligations as the Board may assign from time to time, all subject to the directives of the Board and the written corporate policies of the Company as they are in effect from time to time, and the Executive shall report to the Board. Upon his resignation of Chief Executive Officer, Executive shall not relinquish any of his computer hardware, but shall continue to use and be in possession of his computer hardware during the Term (as defined below) of this Agreement.

1.2	Travel. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company and, in such case, Executive shall be entitled to reimbursement for all reasonable travel expenses Executive incurs during the Term in connection with carrying out his duties as Chairman, subject to the Company’s expenses reimbursement policies as in effect from time to time. When traveling via air on Company business, Executive is authorized to travel “business” and if there is not a “business” class on a particular flight, the next higher class (if any) above coach on that flight. Executive agrees to promptly submit any reimbursable expenses to the Company.

2.	Term. The “Term” shall begin on the Agreement Date and continue for a period of at least one-year from the Agreement Date and all of the terms and provisions of this Agreement shall automatically renew for successive one year periods, unless either Party gives thirty (30) days prior written notice of such Party’s desire to terminate this Agreement. For purposes of this Agreement, the term “Term” shall include any renewal periods pursuant to the preceding sentence.

3.	Compensation.

3.1	Base Salary and Incentive Bonus while Chief Executive Officer. Through the Commencement Date, the Company shall continue to pay the Executive an annualized base salary of Four Hundred Thousand Dollars ($400,000), which shall be paid in accordance with the Company’s regular payroll practices. For the fiscal year 2021, the Board shall also consider Executive for a prorated incentive bonus for the period of time during which he served as Chief Executive Officer of the Company, which bonus amount, if any, shall be determined in the sole discretion of the Board. If any bonus is awarded it will be based on performance objectives established with respect to that particular fiscal year by the Board (or a committee thereof). If Executive is awarded an incentive bonus for the fiscal year 2021, it shall be paid to the Executive at the same time as the other executive officers of the Company are paid bonuses for the fiscal year 2021. To the extent this Agreement is terminated (by either party) prior to payment of by the Company of bonuses for fiscal year 2021, this contractual obligation shall survive termination of this Agreement.

3.2	Equity Awards while Chairman. After the Commencement Date, as compensation for his services as Chairman and in exchange for completing mutually agreeable special projects, the Board shall grant Executive the awards of restricted stock units (“RSUs”) and other equity incentives set forth in Exhibit A, which Exhibit is incorporated into this Agreement by this reference. The RSUs shall vest in accordance with the terms set forth in Exhibit A and shall be granted pursuant to the TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan (the “Plan”). The other equity incentives shall be issued in accordance with the terms set out in Exhibit A. To the extent that Executive performs services beyond the initial one year term or special projects not contemplated by Exhibit A, the Executive and the then-serving Chief Executive Officer of the Company shall meet and discuss any additional RSUs or compensation that will be granted in exchange for such services; provided that the Company is under no obligation to award any additional RSUs or compensation other than the RSU’s or compensation addressed in Exhibit A and the Executive is under no obligation to continue providing services beyond the initial term of this Agreement or perform any special projects for the Company.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits.

(a)	Through the Commencement Date, the Executive shall be entitled to participate in all pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

(b)	Following the Commencement Date, the Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Commencement Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any such payment or reimbursement shall, subject to Section 22(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the comparable health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no legal obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 4.1(b) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences, and, if the Company determines, in good faith, that it cannot satisfies its obligations pursuant to this Section 4.1(b) due to such adverse tax consequences then, within thirty (30) days following Executive’s Separation from Service, the Company shall pay to Executive a single sum cash payment equal to twelve (12) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Executive immediately prior to his Separation from Service.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses including but not limited to international travel in carrying out the Executive’s duties for the Company under this Agreement (including any travel and entertainment expenses incurred carrying out his duties for the Company) and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Term, or prior to the Term at any time while the Executive worked for the Company, in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. Specifically, the Company shall reimburse Executive for all travel expenses related to a trip to China in 2019/2020. When traveling via air on Company business, Executive is authorized to travel “business” class or, if there is not a “business” class on the particular flight, the next higher class (if any) above coach class on that flight. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Impact on Existing Award Agreement. Notwithstanding anything to the contrary in this Agreement or the Plan or the Notice of Stock Option Grant and Stock Option Agreement between the Parties, which evidences the grant on November 22, 2019 of 1,666,667 options (the “Outstanding Options”) to purchase common shares of the Company (the “2019 Award Agreement”), the Parties acknowledge and agree that all shares subject to this Outstanding Option are already fully vested and that the vested Outstanding Options shall remain outstanding and exercisable by the Executive after the Commencement Date. The Parties shall enter into an amended and restated 2019 Award Agreement (the “Amended and Restated Award Agreement”) with respect to the Outstanding Options to reflect the terms of this Section 4.3 and the status of the Outstanding Options as non-qualified stock options. The Outstanding Options shall expire on the expiration date determined in accordance with section 6 of the Amended and Restated Award Agreement, which will be substantially similar to section 6 of the 2019 Award Agreement except that the term “service” in section 6 of the Amended and Restated Award Agreement shall mean the Executive’s service to the Company under this Agreement.

4.4	Payment of Outstanding Salary; Vacation Pay and Benefits. Upon the resignation of Executive of his position as Chief Executive Officer, the Company shall immediately pay to Executive the Accrued Obligations as defined in Section 5.3 owed by the Company up through and including May 27, 2021.

5.	Termination.

5.1	Termination by the Company or the Executive. During the Term, the duties under this Agreement may be terminated at any time by the Company or Executive with no less than thirty (30) days advance written notice. The effective date that this Agreement terminates shall be referred to as the “Termination Date”. For clarity, termination of this Agreement will not affect the Executive’s role as Chairman of the Company or his ability to serve on the Board.

5.2	Benefits Upon Termination. If the Executive’s service is terminated for any reason, by either the Company or the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments, benefits or vesting of options except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s spouse or estate) the Accrued Obligations as defined in 5.4.

(b)	As to then-outstanding stock options, RSUs and other equity-based awards granted by the Company to the Executive that vest based solely on the Executive’s continued service with the Company, the portion of such awards that have not vested as of the Termination Date shall be cancelled unless Executive’s service has terminated by Executive’s death, disability or by the Company for any reason, in which case the Executive shall vest as of the Termination Date in any portion of such award that is outstanding and unvested immediately prior to the Termination Date.

(c)	Except for the stock options, RSUs and other equity-based awards which are covered by Section 5.2(b), the Company shall remain obligated to promptly issue to Executive (or, in the event of his death, the Executive’s spouse or estate) the RSUs and other equity incentives set on in Exhibit A provided that the conditions for issuance of such RSUs are met on the terms set out in Exhibit A.

(d)	The foregoing provisions of this Section 5.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage (including the Company’s obligations under Section 4.1(b)); (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any); or (iv) the accrued, vested and unpaid benefits, if any, to which the Executive is entitled pursuant to the terms and conditions of the Company’s benefits plans (other than any severance benefit plan).

5.3	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means: (i) any base salary that has accrued and not been paid (including accrued and unpaid vacation time) on or before the Termination Date; (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Termination Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time; and (iii) the accrued, vested and unpaid benefits, if any, to which the Executive is entitled pursuant to the terms and conditions of the Company’s benefit plans (other than any severance benefit plan) including vacation pay and other leave.

(b)	As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)	As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(d)	As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has been terminated by the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.4	Notice of Termination. Any termination of the Executive’s service under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 19.

6.	Mutual Release.

6.1	Executive’s Consideration for Agreement.

(a)	In consideration for the payments and undertakings described in this Agreement, Executive releases and waives any and all claims that Executive might possibly have against the Company, whether Executive is aware of them or not. In legal terms, this means that, individually and on behalf of his or her representatives, successors, and assigns, Executive does hereby completely release and forever discharge the Company, its parent, subsidiaries, divisions, affiliates, including their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (each a “Company Released Party”), from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had. This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

(i)	Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

(ii)	Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

(iii)	Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

(iv)	Any and all claims for wages, compensation, bonuses, commissions, penalties, and/or benefits under any statutory or common law theory whatsoever;

(v)	Any and all claims for discrimination or harassment based on sex, race, age, national origin, religion, disability, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended , the California Fair Employment and Housing Act as amended, the Unruh Civil Rights Act as amended and the California Labor Code, as amended, including but not limited to Labor Code section 132a and any other laws and regulations relating to employment;

(vi)	Any and all claims for attorneys’ fees or costs; and

(vii)	Any and all rights Executive may have to any continuing or future employment with any Company Released Party.

6.2	Excluded Claims. This release is not intended to encompass any rights or claims that cannot be released by Executive as a matter of law, including, but not limited to, claims for workers’ compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit. In addition, this release expressly excludes (i) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (ii) any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (iii) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (iv) any rights that Executive and/or Jupiter Sellers may have to payment (to the extent not theretofor paid) for his securities sold pursuant to the Amended and Restated Agreement and Plan of Merger, dated January 10, 2019, by and among Jimmy Jang L.P, HammButNoCheese Merger Sub Inc., Jupiter Research LLC, Mak One LLLP, RHC 3 LLLP, Deyong Wang, Daniel Santy, Jordan Geotas, Callisto Collaborations LLC and Mark Scatterday and any side agreements thereto (the “Merger Agreement”) and any such payments to be made in accordance with and subject to the terms and conditions of the Merger Agreement; (v) any rights or claims that Executive may have in his capacity as a shareholder or equity holder of the Company or any of its Affiliates and (vi) all claims arising out of and in relation to all rights granted under this Agreement and its Exhibits.

6.3	Company Release of Executive. The Company expressly waives and releases any and all claims that the Company or any Company Released Party might possibly have against Executive arising from his employment relationship with the Company or otherwise that may be waived or released by law whether the Company is aware of them or not. Such release includes, but is not limited to, any and all claims relating to any contracts of employment, express or implied, breach of any duties arising therefrom, breach of the covenant of good faith and fair dealing, express or implied, breach of fiduciary duties (to the extent permitted under applicable law), as well as any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress. In addition, this release expressly excludes any rights the Company may have under the Merger Agreement.

6.4	Waiver of Unknown Future Claims. Executive and the Company each hereby voluntarily elect to assume all risks for claims that now exist in his/her/its favor, known or unknown, arising from the subject matter of this Agreement. Executive and the Company are each expressly waiving and releasing any provisions, rights, benefits, or claims conferred by Section 1542 of the California Civil Code or by any law of any State or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable, or equivalent to Section 1542 with respect to all known and unknown claims, and waiving any rights under California Civil Code Section 1542, or similar laws, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

6.5	No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal. The Company represents and warrants that it has not instituted any complaints, charges, lawsuits or other proceedings against Executive with any governmental agency, court, arbitration agency or tribunal.

6.6	General Release on Commencement Date. On the Commencement Date, the Company and Executive will sign a form of General Release (“Release Agreement”) as set forth on Exhibit B.

7.	Protective Covenants.

7.1	Confidential Information; Inventions.

(a)	The Executive shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, email and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process as required of him by law, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment or service to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, the Executive understands that the Company will not retaliate against him in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and the Executive files any type of proceeding against the Company alleging that the Company retaliated against him because of his disclosure, the Executive may disclose the relevant Confidential Information to his attorney and may use the Confidential Information in the proceeding if (x) the Executive files any document containing the Confidential Information under seal, and (y) the Executive does not otherwise disclose the Confidential Information except pursuant to court or arbitral order.

(b)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Executive while providing service to the Company or its Affiliates or any predecessors thereof (including those obtained prior to the Original Agreement Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)	The term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether or not patentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by or otherwise providing service (including as Chairman of Company’s Board) to the Company or its Affiliates (including those conceived, developed or made prior to the Agreement Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. The following Work Product shall be the exclusive property of the Company and its Affiliates, as applicable, and the Executive hereby assigns to the Company or its applicable Affiliate, and agrees to assign to the Company or its applicable Affiliate at the time of their creation, all of Executive’s right, title and interest in and to such Work Product, including all intellectual property rights therein: (i) all Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates or while otherwise providing services to the Company or any of its Affiliates prior to the Agreement Date, (ii) all Work Product that the Executive may discover, invent or originate during the Term that relates in any way to the Company’s inhalation business (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person), and (iii) all Work Product that the Executive may discover, invent or originate during the Term utilizing the Company’s or its Affiliates facilities, personnel, other resources or Confidential Information. For clarity, Work Product shall not include anything that the Executive may discover, invent or originate after the Commencement Date that does not relate to the Company’s inhalation business, and which the Executive discovered, invented or originated without utilizing the Company’s or any of its Affiliates’ facilities, personnel, other resources or Confidential Information. In addition, once the Agreement is terminated the Company shall have no right to, and Work Product shall not include, anything that the Executive invents, conceptualizes or creates after the termination of the Agreement. The Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

7.2	Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates (including, without limitation, Shenzhen Smoore Technology Limited or any of its Affiliates) during the twelve (12) month period following the Termination Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Term and for a period of twelve (12) months after the Termination Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States, anywhere in Canada, and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate in engaging in business, on the Termination Date (the “Restricted Area”) and that at any time during the Term has competed, or any time during the twelve (12) month period following the Termination Date competes, with any business engaged in by the Company or any of its Affiliates. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

7.3	Non-Solicitation of Employees and Consultants. During the Term and for a period of twelve (12) months after the Termination Date, the Executive will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

7.4	Non-Interference with Customers. During the Term and for a period of twelve (12) months after the Termination Date, the Executive will not, directly or indirectly through any other Person, use any of the Company’s trade secrets to influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise use the Company’s trade secrets to interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

7.5	Cooperation. During the Term and following the Termination Date, the Executive shall reasonably cooperate with the Company and its Affiliates in connection with the transition of the Executive’s duties (during the Term from Chief Executive Officer to Chairman of the Board and after the Termination Date from Chairman of the Board), with respect to any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any Affiliates with respect to matters relating to the Executive’s employment with, or service as a member of the board of directors of, the Company or any Affiliate, and with respect to any audit of the financial statements of the Company or any Affiliate with respect to the period of time when the Executive was employed by, or otherwise providing services to, the Company or any Affiliate. Solely in connection with time spent by the Executive after the Term, the Company shall compensate Executive for his time on cooperative efforts required after the Term at an hourly rate commensurate with Executive’s base salary immediately prior to his Separation from Service and the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in connection with such cooperation.

7.6	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with, or as otherwise providing services to, the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that the foregoing covenants set forth in this Section 7 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 7 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

7.7	Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 7 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 7, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 7 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Termination Date, as determined pursuant to the foregoing provisions of this Section 7, shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant following the Termination Date.

8.	Withholding Taxes. Up until the Commencement Date, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement. After the Commencement Date, the Company shall not take withholdings without Executive’s consent unless legally required to under Canadian law, which consent from Executive shall not be unreasonably withheld.

9.	Successors and Assigns.

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

11.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Arizona, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Arizona or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Arizona to be applied. In furtherance of the foregoing, the internal law of the state of Arizona will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

13.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement, other than the material terms addressing Executive’s Compensation as set forth in Exhibit A, shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 17 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.	Entire Agreement. Except for the Merger Agreement and any side agreements thereto pertaining to notes payable to Jupiter Sellers, any indemnification agreement between the Company and Executive in connection with Executive’s service as the Chief Executive Officer and on the Board of the Company, any prior award agreement memorializing prior stock option or other equity-incentive grants, and any award agreements memorializing the RSUs described in Exhibit A, this Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. Any prior negotiations, correspondence, agreements (except for the Merger Agreement and side agreements thereto), proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For the avoidance of doubt, nothing contained in this Agreement is intended to modify or limit any rights Executive may have, directly or indirectly, under the Merger Agreement.

15.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	Arbitration. Except as provided in Sections 7.7 and 17, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Maricopa County, Arizona, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment law panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 7.7 and 17, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment or service to the Company.

18.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor; provided, however, that the Company shall not be entitled to set off any damages it may be entitled to for a breach of this Agreement by pursuing any consideration Executive may be entitled to under the Merger Agreement. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

19.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

TILT Holdings

2801 E. Camelback Rd, Ste 180

Phoenix, AZ 85016

Attention: Gary Santo

with a copy to:

Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, CA 94104
Attention: Ryan Lowther

if to the Executive, to the address most recently on file in the payroll records of the Company with a copy to:

Snell & Wilmer, LLP
Attention: Gina Miller
600 Anton Blvd. #1400
Costa Mesa, CA 92626

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

22.	Section 409A.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(b)	If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit that is subject to Code Section 409A until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 22(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 22(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)	To the extent that any reimbursement amounts paid to Executive pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

23.	Non-Disparagement.

23.1	Executive shall not make any public statements, written or oral, or cause or encourage others to make any statements, written or oral, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company. Executive acknowledges and agrees that this prohibition extends to statements, written or oral, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients or potential clients of the Company and its affiliates. Notwithstanding the foregoing, this provision does not prohibit disclosures that Executive is required to make to comply with applicable laws or regulations nor does it preclude the Executive from making truthful disclosures that Executive is affirmatively authorized to make pursuant to any provision of applicable law or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.

23.2	The Company’s Officers, Directors and Executive Team shall not, directly or indirectly, make any public statements, written or oral, and the Company shall not cause or encourage others to make any public statements, written or oral, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Executive. Notwithstanding the foregoing, this provision does not prohibit disclosures that any Director, Officer, employee or former director, officer or employee is required to make to comply with applicable laws or regulations, nor does it preclude such persons from making truthful disclosures that they are affirmatively authorized to make pursuant to any provision of applicable law or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.

24.	Attorneys’ Fees. The prevailing Party shall be entitled to recover from the non-prevailing Party the reasonable attorneys’ fees and costs incurred by the prevailing Party in any lawsuit, arbitration, mediation, or other action (a) brought to enforce; (b) in any way related to; or (c) arising out, of this Agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Agreement Date.

“COMPANY”

TILT Holdings, Inc.

a British Columbia corporation

By:	/s/ Dia Simms
Name:	Dia Simms
Title:	Chair of the Company Board’s Compensation Committee

“EXECUTIVE”

/s/ Mark Scatterday
Mark Scatterday

EXHIBIT A - RESTRICTED STOCK UNITS

●	On the Commencement Date, the Company shall grant to the Executive 600,000 RSUs (the “Initial Grant”). Subject to Executive’s continued service as a member of the Board, the Initial Grant shall vest in equal monthly installments of 50,000 RSUs per month such that the Initial Grant shall become fully vested on May 28, 2022. Notwithstanding anything in the Plan or any RSU Award Agreement to the contrary, any unvested RSUs subject to the Initial Grant shall fully vest upon the first to occur of: (i) the termination of the Agreement by the Company prior to May 28, 2022; (ii) the closing of a transaction that results in a “Change in Control” of the Company as such phrase is defined in the 2019 Award Agreement, (iii) Executive’s death; or (iv) Executive’s disability as such term is defined in the Plan.

●	If, during the Term, or during the 18 month period following the Termination Date of this Agreement, the Company or any Affiliate files a non-provisional patent application that is based on Work Product that Executive discovered, invented or originated on his own or with multiple inventors or originators, and which Work Product is not based upon any intellectual property owned by the Company or its Affiliates as of the Commencement Date, other than the Work Product set forth in Exhibit C, (“Non-Provisional Patent Application”), then, within 60-days the Company shall issue to the Executive 700,000 fully vested common shares of the Company (the “IP Creation Award”); provided that the 60-day period shall be extended on a day-for-day basis for any days that such period is within any “blackout” period under the Company’s insider trading policies. For the avoidance of doubt, and for sake of clarity, the Company is fully and solely responsible for any and all legal fees associated with the filing of any provisional or non-provisional patent applications describing the intellectual property and must consent to the filing of any provisional or non-provisional patent application, which consent shall not be unreasonably withheld, conditioned or delayed. If required by applicable securities laws, regulations, rules, policies or orders or by any securities commission or other regulatory authority, the Executive will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings, and other documents with respect to the issue of the IP Creation Award as may be required.

●	If, during the Term, or during the 36 month period following the Termination Date of this Agreement, the Company or any Affiliate completes a commercial sale using the intellectual property described in the Non-Provisional Patent Application or any other non-provisional patent application that is based on Work Product that Executive discovered, invented or originated on his own or with multiple inventors or originators, and which Work Product is not based upon any intellectual property owned by the Company or its Affiliates as of the Commencement Date, other than the Work Product set forth in Exhibit C, then the Company shall within 60 days issue to the Executive an additional 700,000 fully vested common shares of the Company (the “IP Sale Award”); provided that the 60-day period shall be extended on a day-for-day basis for any days that such period is within any “blackout” period under the Company’s insider trading policies. The Company shall have sole discretion of what products to commercialize, but shall not unreasonably withhold, condition or delay the commercialization of any products that would otherwise trigger payment of the IP Sale Award. If required by applicable securities laws, regulations, rules, policies or orders or by any securities commission or other regulatory authority, the Executive will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings, and other documents with respect to the issue of the IP Sale Award as may be required.

A-1

EXHIBIT B – FORM OF RELEASE AGREEMENT

This form to be completed and signed on Executive’s Final Date of Employment in May 2021

By signing below, Mark Scatterday (the “Executive”) acknowledges that he previously signed that certain Compensation Agreement, dated April __, 2021, by and between TILT Holdings, Inc. (the “Company”) and Executive (“Compensation Agreement”). Executive hereby extends all covenants and promises made herein through the date signed below.

Executive acknowledges and agrees that he has been paid all salary, wages, accrued paid time off, reimbursable expenses, and any and all other earned or accrued compensation owed to him through the date hereof as reflected in the Compensation Agreement.

1.	Executive Release of Claims.

(a)	In consideration for the payments and undertakings described in the Compensation Agreement, Executive releases and waives any and all claims that he might possibly have against the Company, whether he is aware of them or not. In legal terms, this means that, individually and on behalf of his representatives, successors, and assigns, he does hereby completely release and forever discharge the Company, its shareholders, successors, assigns, directors, officers, managers, agents, attorneys, contractors, and past and present employees (“the Company Released Parties”) from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which he may now have, or have ever had, against them, including those arising from or in any way connected with his employment with the Company, the termination thereof, and/or his ownership of stock of the Company. This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

(i)	Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

(b)	Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

(c)	Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

(d)	Any and all claims for wages, compensation, bonuses, commissions, penalties, and/or benefits under any statutory or common law theory whatsoever;

(e)	Any and all claims for discrimination or harassment based on sex, race, age, national origin, religion, disability, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and any other laws and regulations relating to employment;

(f)	Any and all claims for attorneys’ fees or costs; and

(g)	Any and all rights Executive may have to any continuing or future employment with the Company Released Parties. Executive agrees that Company Released Parties declining to consider any future application for employment shall not in any way be construed or used as evidence of any wrongdoing or breach by the Company Released Parties.

1.2	Exclusions. Executive's release is not intended to encompass any rights or claims that cannot be released by Executive as a matter of law, including, but not limited to, claims for workers’ compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit. In addition, this release expressly excludes (i) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (ii) any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (iii) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (iv) any rights that Executive and/or Jupiter Sellers may have to payment (to the extent not theretofor paid) for his securities sold pursuant to the Amended and Restated Agreement and Plan of Merger, dated January 10, 2019, by and among Jimmy Jang L.P, HammButNoCheese Merger Sub Inc., Jupiter Research LLC, Mak One LLLP, RHC 3 LLLP, Deyong Wang, Daniel Santy, Jordan Geotas, Callisto Collaborations LLC and Mark Scatterday (the “Merger Agreement”) and any such payments to be made in accordance with and subject to the terms and conditions of the Merger Agreement and any related side agreements thereto; (v) any rights or claims that Executive may have in his capacity as a shareholder or equity holder of the Company or any of its Affiliates and (vi) and all claims arising out of and in relation to all rights granted under this Agreement and the attached Exhibits.

2.	Company Release of Claims. The Company expressly waives and releases any and all claims that the Company or any Company Released Party might possibly have against Executive arising from his employment relationship with the Company or otherwise that may be waived or released by law whether the Company is aware of them or not. Such release includes, but is not limited to, any and all claims relating to any contracts of employment, express or implied, breach of any duties arising therefrom, breach of the covenant of good faith and fair dealing, express or implied, breach of fiduciary duties as well as any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress. In addition, this release expressly excludes any rights the Company may have under the Merger Agreement.

3.	Waiver of Unknown Future Claims. The parties have each read Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.

The parties each understand that, to the extent applicable, Section 1542 gives each party the right not to release existing claims of which he/it are not now aware, unless the party voluntarily chooses to waive this right. Even though Executive and the Company are each aware of this right, each party nevertheless hereby voluntarily waives the rights described in Section 1542, and hereby waives the rights under any law of any State or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable, or equivalent to Section 1542, and elects to assume all risks for claims that now exist in his/its favor, known or unknown, arising from the subject matter of this Agreement.

Tilt Holdings Inc.

By:		Date:
Name:	Dia Simms
Title:	Chair of the Company Board’s Compensation Committee

EXECUTIVE

By:		Date:
Mark Scatterday

Exhibit C

Matter No.	Description	Patent Serial No.
03507.0035US02	(Provisional) Monolithic Electric Vaporizer
03507.0045US01	(Provisional) Ceramic Vape Assembly	63089161
03507.0046US01	(Provisional) Puffed Cannabis Flower Extrusion Process
(Provisional) Capsule Pod-Style Vape Cartridge With Adaptor—Filed on or about April 29th, 2021 –(specific details to follow)

C-1